EXECUTION COPY
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                              ASSET SALE AGREEMENT


                                      AMONG


                              MOTIENT CORPORATION,


                              MOTIENT SERVICES INC.


                                       AND


                              AETHER SYSTEMS, INC.


                                   DATED AS OF


                                November 29, 2000

                                TABLE OF CONTENTS

                                                                            Page

1.       DEFINITIONS...........................................................1
- --       -----------

2.       TRANSACTION TERMS.....................................................3
- --       -----------------
         2.1.     Sale of Assets...............................................3
         ----     ---------------
         2.2.     License of Intellectual Property.............................3
         ----     ---------------------------------
         2.3.     Purchase Price and Other Payments............................3
         ----     ----------------------------------
         2.4.     Description of Subject Assets................................5
         ----     ------------------------------
         2.5.     Excluded Assets; Unassignable Contracts......................7
         ----     ----------------------------------------
         2.6.     Assumption of Specified Liabilities..........................8
         ----     ------------------------------------
         2.7.     Closing; Closing Date........................................9
         ----     ----------------------
         2.8.     Adjustments to the Purchase Price............................9
         ----     ----------------------------------
         2.9.     Agreement on Disposition of Purchase Price..................10
         ----     -------------------------------------------

3.       ADDITIONAL CONSIDERATION.............................................10
- --       ------------------------
         3.1.     Additional Consideration....................................10
         ----     -------------------------
         3.2.     Date of Payment.............................................11
         ----     ----------------
         3.3.     Audit Procedures............................................11
         ----     -----------------
         3.4.     No Obligation...............................................12
         ----     --------------

4.       ADDITIONAL UNDERTAKINGS AND COVENANTS................................13
- --       -------------------------------------
         4.1.     Cooperation.................................................13
         ----     ------------
         4.2.     News Releases...............................................13
         ----     --------------
         4.3.     Bulk Sales Laws.............................................13
         ----     ----------------
         4.4.     Non-Compete; Right of First Offer...........................13
         ----     ----------------------------------

5.       REPRESENTATIONS AND WARRANTIES OF SELLERS............................14
- --       -----------------------------------------
         5.1.     Organization and Standing...................................14
         ----     --------------------------
         5.2.     Noncontravention............................................14
         ----     -----------------
         5.3.     Real Property...............................................15
         ----     --------------
         5.4.     Assets......................................................15
         ----     -------
         5.5.     Insurance...................................................15
         ----     ----------
         5.6.     Intellectual Property.......................................15
         ----     ---------------------
         5.7.     Debt Instruments............................................15
         ----     -----------------
         5.8.     Leases......................................................16
         ----     -------
         5.9.     Other Agreements............................................16
         ----     -----------------
         5.10.    Litigation; Disputes........................................17
         -----    ---------------------
         5.11.    Labor Relations; Employees..................................17
         -----    ---------------------------
         5.12.    Taxes.......................................................17
         -----    ------
         5.13.    Restrictions and Consents...................................18
         -----    --------------------------
         5.14.    Authorization...............................................18
         -----    --------------
         5.15.    Absence of Violation........................................19
         -----    ---------------------
         5.16.    Binding Obligation..........................................19
         -----    -------------------
         5.17.    Financial Statements........................................19
         -----    ---------------------
         5.18.    Absence of Undisclosed Liabilities..........................19
         -----    -----------------------------------
         5.19.    Material Adverse Change.....................................19
         -----    ------------------------
         5.20.    Assets Used in Business.....................................19
         -----    ------------------------
         5.21.    Licenses....................................................20
         -----    ---------
         5.22.    Transactions with Affiliates................................20
         -----    -----------------------------
         5.23.    Employee Benefit Plans......................................20
         -----    -----------------------
         5.24.    Environmental Matters.......................................20
         -----    ----------------------

6.       REPRESENTATIONS AND WARRANTIES OF AETHER.............................21
- --       ----------------------------------------
         6.1.     Organization and Standing...................................21
         ----     --------------------------
         6.2.     Authorization...............................................21
         ----     --------------
         6.3.     Binding Obligation..........................................21
         ----     -------------------
         6.4.     SEC and Other Documents; Financial Statements...............21
         ----     ----------------------------------------------

7.       Closing..............................................................22
- --       -------
         7.1.     Deliveries by Sellers and Aether............................22
         ----     ---------------------------------
         7.2.     Deliveries by Sellers.......................................23
         ----     ----------------------
         7.3.     Deliveries by Aether........................................23
         ----     ---------------------
         7.4.     Transferred Employees.......................................24
         ----     ----------------------
         7.5.     Transitional Matters........................................25
         ----     ---------------------
         7.6.     Parent Guaranties...........................................25
         ----     ------------------

8.       SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES...............26
- --       ------------------------------------------------------
         8.1.     Survival of Representations.................................26
         ----     ----------------------------
         8.2.     Agreement of Sellers to Indemnify...........................26
         ----     ----------------------------------
         8.3.     No Duplication of Remedies..................................27
         ----     ---------------------------
         8.4.     Agreement of Aether to Indemnify............................27
         ----     ---------------------------------
         8.5.     Notice of Claims............................................27
         ----     -----------------
         8.6.     Limitations on Amounts......................................28
         ----     -----------------------
         8.7.     Force Majeure...............................................28
         ----     --------------
         8.8.     Subrogation.................................................28
         ----     ------------

9.       MISCELLANEOUS........................................................29
- --       -------------
         9.1.     Additional Actions and Documents............................29
         ----     ---------------------------------
         9.2.     No Brokers..................................................29
         ----     -----------
         9.3.     Expenses....................................................29
         ----     ---------
         9.4.     Assignment..................................................29
         ----     -----------
         9.5.     Entire Agreement; Amendment.................................30
         ----     ----------------------------
         9.6.     Waiver......................................................30
         ----     -------
         9.7.     Severability................................................30
         ----     -------------
         9.8.     Governing Law...............................................30
         ----     --------------
         9.9.     Notices.....................................................31
         ----     --------
         9.10.    Headings....................................................32
         -----    ---------
         9.11.    Interpretation; Absence of Presumption......................32
         -----    ---------------------------------------
         9.12.    Execution in Counterparts...................................32
         -----    --------------------------
         9.13.    Limitation on Benefits......................................32
         -----    -----------------------
         9.14.    Binding Effect..............................................33
         -----    ---------------

                                    EXHIBITS

Exhibit  2.3(a)(ii)  Exhibit 7.1(b) Exhibit 7.1(c) Exhibit 7.1(d) Exhibit 7.1(e)
Exhibit 7.1(f) Exhibit 7.1(g) Exhibit 7.2(c)

                              ASSET SALE AGREEMENT


                  ASSET SALE AGREEMENT (this "Sale Agreement") entered into as of November 29, 2000 by and among Motient Corporation, a Delaware corporation ("Motient"), Motient Services Inc., a Delaware corporation and a wholly owned subsidiary of Motient ("MSI" and, together with Motient, the "Sellers") and Aether Systems, Inc., a Delaware corporation ("Aether") (each a "Party" and collectively the "Parties").

                  WHEREAS, MSI is engaged in, among other things, the business of providing wireless data communications in the Transportation Market (the "Business");

                  WHEREAS, MSI desires to sell, and Aether desires to purchase, certain of the assets of the Business, and Aether is willing to assume certain of the liabilities of the Business, as more fully described herein;

                  WHEREAS,   Sellers   desire  to  grant,   subject  to  certain
restrictions, to Aether a perpetual license to use the intellectual property used in the Business; and

                  WHEREAS,   the  Parties   desire  to  enter  into   additional
agreements for the use of Motient's networks in connection with Aether's operation of the Business and for certain other services.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS

                  As used in this Sale Agreement, the following terms shall have the meanings given those terms below or in the section of this Sale Agreement referenced below:

                  "Affiliate" means: (a) with respect to a person, any member of such person's family; (b) with respect to an entity, any officer, director, ten percent or more stockholder, ten percent or more partner or ten percent or more member of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a person or entity, any person or entity which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person or entity.

                  "Agreement" means any concurrence of understanding and intention between two or more persons (or entities) with respect to their relative rights and/or obligations or with respect to a thing done or to be done (whether or not conditional, executory, express, implied, in writing or meeting the requirements of contract), including, without limitation, contracts, leases, promissory notes, covenants, easements, rights of way, covenants, commitments, arrangements and memorandum understandings.

                  "Ancillary Agreements" means the Intellectual Property License Agreement, the Escrow Agreement, the Terrestrial Network Reseller Agreement, the Private Network Satellite Services Agreement, the Service Bureau Agreement and the Land Earth Station Services Agreement, all of even date herewith, in addition to the Transition Services Plan delivered herewith.

                  "Claims" means all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, charges, complaints, injunctions, judgments, orders, decrees, rulings, dues, fines, amounts paid in settlement, obligations, liens, costs of environmental investigations and/or cleanups, Taxes, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and disbursements.

                  "Disclosure Schedule" means the disclosure schedule identified as the Disclosure Schedule to this Sale Agreement.

                  "Documents" means any paper or other material (including, without limitation, computer storage media) on which is recorded (by letters, numbers or otherwise) information that may be evidentially used, including, without limitation, legal opinions, mortgages, indentures, notes, instruments, leases, Agreements, insurance policies, reports, studies, financial statements (including, without limitation, the notes thereto), other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.

                  "Encumbrance" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Agreement, Claim or equity of any kind.

                  "Financial Statements" shall have the meaning given such term in Section 5.17.

                  "Hart-Scott-Rodino"  means  the  Hart-Scott-Rodino   Antitrust
Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

                  "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; but excluding Environmental Laws).

                  "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "Losses" means all demands, losses, Claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

                  "Material Adverse Effect" means a material adverse effect on the properties, business, prospects, operations, earnings, assets, liabilities or the condition (financial or otherwise) of MSI.

                  "Ordinary   Course  of  Business"  means  ordinary  course  of
business consistent with past practices.

                  "Purchase Price" means the amounts set forth in Section 2.3.

                  "Taxes" means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imposts, duties, withholdings, or other similar charges of every kind, character or description imposed by any governmental authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Transportation  Market"  means  organizations  engaged in the carriage and delivery of goods in the United States in the following market segments, as identified by the Department of Transportation: truckload (or long-haul) (including "for hire" and "rental/lease"), less-than-truckload
(including "for hire" and "rental/lease"), private carriers and railway carriers; it does not include the courier or package delivery business.

2.       TRANSACTION TERMS

2.1.     Sale of Assets.

                  On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, MSI agrees to sell, assign, transfer, convey and deliver to Aether, and Aether agrees to purchase from MSI, the Subject Assets at the Closing free and clear of all Claims or Encumbrances other than the Assumed Liabilities (all as hereinafter defined).

2.2.     License of Intellectual Property.

                  Subject  to  the terms of the  Intellectual  Property  License
Agreement (the "IP License"), to be executed simultaneously herewith, Sellers and/or other Motient Affiliates will grant to Aether a perpetual license to use, reproduce and modify the software, patents, copyrights, know-how, designs and other similar intellectual property rights and materials owned by MSI that are used or useful in the Business.

2.3.     Purchase Price and Other Payments.

                  For and in consideration of the conveyances, assignments, and the IP License described herein and in addition to the assumption of liabilities as set forth in Section 2.6, Aether agrees to pay to Sellers, and Sellers agree to accept from Aether, the Purchase Price which shall consist of the following:

(a) In consideration for the Subject Assets, Aether shall pay:

(i) Twenty Million Dollars ($20,000,000) to MSI, to be paid in cash at the Closing by wire transfer of immediately available funds in accordance with MSI's wiring instructions, and subject to adjustment as set forth in Section 2.8;

(ii) Ten Million Dollars ($10,000,000) (the "Escrow Amount"), which shall be deposited in escrow at the Closing, in accordance with the provisions of an escrow agreement, to be executed simultaneously herewith, substantially in the form attached hereto as Exhibit 2.3(a)(ii) (the "Escrow Agreement") and disbursed, pursuant to the terms of the Escrow Agreement, to MSI upon the completion of the new mobile messaging product known as "MobileMAX2" or to Aether upon termination of the Escrow Agreement. For purposes of this Agreement and the Escrow Agreement, completion of MobileMAX2 shall be deemed to have occurred upon the earlier of (i) a mutual determination by both Parties that MobileMAX2 has been successfully completed, as evidenced by the written approval of each Party or, (ii) two (2) months after the successful activation and utilization of 3,500 revenue-producing MobileMAX2 units;

(iii) the book value of MSI's Inventory (as defined below), as of the Closing, determined in accordance with GAAP, less the amount of any accounts payable which Aether is assuming pursuant to this Sale Agreement that are directly associated with any such Inventory. This amount (minus the amounts held back pursuant to Section 2.3(b) below) shall be paid ten (10) business days after a physical inventory and valuation of the Inventory, which shall occur no later than five (5) business days after Closing; and

(iv) Additional Consideration to MSI in accordance with the terms of Article 3 hereof.

(b) The following amounts shall be withheld from the amounts payable pursuant to
Section 2.3(a)(iii) and shall be paid as follows:

(i) Approximately Two Million, Seven Hundred Thousand Dollars ($2,700,000) shall be held back pending collection of receivables totaling approximately Three Million, Seven Hundred Thousand Dollars ($3,700,000) (the "Subject Receivables"). The receivables constituting the Subject Receivables and the exact amount to be held back shall be set forth in a schedule to be agreed upon by the parties no later than five (5) business days after Closing. Such schedule shall be identified as Schedule 2.3(b)(i) and shall be deemed to be incorporated in the Disclosure Schedule delivered herewith. Aether shall pay to MSI any amounts collected pursuant to the Subject Receivables prior to December 31, 2001, provided, that the total amount to be paid in respect of such collections shall not exceed the amount withheld pursuant to this Section 2.3(b)(i). Aether shall remit any payments under this Section 2.3(b)(i) to MSI within five (5) business days after receipt. Aether shall have no obligation to pay any amounts under this Section 2.3(b)(i) with respect to any collections received after December 31, 2001. Aether agrees, until December 31, 2001, (A) to use reasonable best efforts to collect amounts owed under the Subject Receivables, and (B) not to modify the terms of any agreement under which the Subject Receivables are owing, or to forgive, compromise or forbear from collecting any of the Subject Receivables, in each case without MSI's consent, which shall not unreasonably be withheld. However, the terms of the preceding sentence shall not apply to any Subject Receivable if Aether pays to Motient the full amount outstanding under such Subject Receivable.

(ii) One Million, One Hundred and Twenty-Eight Thousand Dollars ($1,128,000) shall be held back pending the customers identified in Schedule 2.3(b)(ii) to the Disclosure Schedule commencing to make payments under the contracts identified in the schedule. Once a customer identified on the schedule commences to make payments, Aether shall remit the amount specified on the schedule with respect to such customer within ten (10) business days after receipt of the first payment. If the customer has not commenced payment before December 31, 2001, then Aether shall have no obligation to make any payment with respect to such customer. Aether agrees, until December 31, 2001, not to modify the terms of any agreement under which the amounts identified in Schedule 2.3(b)(ii) to the Disclosure Schedule are payable, or to forgive, compromise or forbear from collecting any of such amounts, in each case without MSI's consent, which shall not be unreasonably withheld. However, the terms of the preceding sentence shall not apply to such receivables if Aether pays to Motient the full amount outstanding under such receivables.

(c) In consideration for the IP License, Aether shall pay Fifteen Million Dollars ($15,000,000) in cash to MSI, to be paid at the Closing by wire transfer of immediately available funds in accordance with MSI's wiring instructions.

2.4.     Description of Subject Assets.

                  The "Subject Assets" consist of all the assets used or useful in connection with the Business, excluding the Excluded Assets (as hereinafter defined). The Subject Assets include, but are not limited to:

(a) all of MSI's rights in customer contracts relating to the Business (the "Customer Contracts");

(b) all of MSI's rights in the dealer and value-added reseller contracts relating to the Business (the "Dealer Contracts");

(c) all of MSI's rights under its contracts with installers and maintenance providers relating to the Business;

(d) all of MSI's rights under its Contract for Development, Design, Testing and Manufacture of the Nexgen Mobile Data Terminal with Vistar Telecommunications Inc., made effective May 26, 1998 (including all amendments thereto and related agreements)(the "VISTAR Contract");

(e) all of MSI's rights under the letter agreement, dated December 17, 1999, with SCI Systems, Inc. ("SCI") relating to the manufacture of MobileMAX2 terminals;

(f) all of MSI's rights under any other leases, licenses, contracts, agreements, sales orders, purchase orders, open bids and other commitments relating to the Business, excluding Motient's or MSI's FCC licenses, but including (1) supply, distribution and software maintenance agreements, (2) cross-licensing agreements (except for the MSV Cross-License (as defined below)) and (3) reciprocal business arrangements (together with the Customer Contracts and the Dealer Contracts, the "Contracts");

(g) all machinery, fixtures, equipment, supplies, computers, computer systems and computer support equipment, and all other tangible personal property, relating to the Business including, but not limited to, all of the equipment and personal property comprising MSI's Land Earth Stations ("LES's"), but excluding
(1) all office furniture and similar personal property owned by Motient or MSI and (2) the Rockwell Base Stations (the "RBS's"), (collectively, the "Personal Property"); provided, that the portable personal property used by Transferred Employees (such as mobile telephones, laptop computers and pagers) shall be handled in accordance with the Transition Services Plan (as defined below).

(h) all of MSI's rights under the contracts, agreements and arrangements with employees of MSI whose employment is substantially related to the Business;

(i) all inventory, work-in-progress, raw materials, parts, stores, spare parts, repair parts, test parts and units, samples, component parts, accessories, supplies and related items, used or useful in the Business, including, but not limited to, all satellite-only inventory, multi-mode inventory and components, including RIM 801d modems used in the MobileMAX2 terminals, except for that inventory which is defective or otherwise non-usable (the "Inventory");

(j) all prepaid expenses, deposits and retentions of MSI related to the Business;

(k) all rights or Claims of MSI arising out of the breach of any express or implied warranties by third parties of any of the foregoing assets or any component part thereof;

(l) all security deposits, letters of credit and prepayments provided to MSI from customers of MSI in connection with the Business;

(m) all rights of MSI to any Claims, ongoing or potential, against any third parties arising out of or related to the Business;

(n) all accounts receivable of the Business, except for that portion of such receivables that relate to state and local excise, sales and use taxes required to be paid by MSI in connection with sales made prior to the Closing Date (as defined below);

(o) cash or cash equivalents held by or deposited with any financial institution in connection with the letters of credit issued on behalf of MSI in connection with its customer contracts with Dart Transit Company and National Carriers;

(p) all of MSI's rights under the intellectual property licenses from third parties listed on Schedule 2.4(p) to the Disclosure Schedule; and
                  ---------------

(q) all of MSI's rights,  title and interest in and to the trademarks  listed on
Schedule 2.4(q) to the Disclosure Schedule.
- ---------------


2.5.     Excluded Assets; Unassignable Contracts.

(a)      The "Excluded Assets" consist of:

(i) the Sellers' corporate charters, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating solely to the organization, maintenance or existence of Sellers as corporations;

(ii) cash, cash equivalents, securities, investments, bank accounts, credit balances, deposits, funds, CD's, notes, checks, drafts and similar instruments (except as provided in Section 2.4(o) above);

(iii) the escrow account with SunTrust Bank (formerly known as Crestar Bank) in connection with the letter agreement with SCI described in Section 2.4(e);

(iv) that portion of the accounts receivable that relates to state and local excise, sales and use taxes required to be paid by MSI in connection with sales made prior to the Closing Date;

(v) any mark or logo containing the word "Motient" or any derivative thereof;

(vi) all intellectual property rights of MSI (except for the rights in the licenses listed on Schedule 2.4(p) to the Disclosure Schedule and the trademarks listed on Schedule 2.4(q) to the Disclosure Schedule which are being transferred to Aether hereunder), which shall be licensed to Aether pursuant to the IP License;

(vii) all equipment and hardware used in connection with MSI's businesses other than the Business, including, but not limited to, Motient's satellite assets (including CGS, antenna, and diversity site assets) and the ACE (Advanced Connection Engine) and/or RBS system software and Tandem computers used primarily in connection with Motient's terrestrial business, but also used in the Business;

(viii) all insurance policies of Motient or MSI;

(ix) all rights to Tax refunds;

(x) all licenses or rights of MSI under any intellectual property of third parties which cannot be sub-licensed by MSI to Aether (without any cost to MSI);

(xi) all FCC licenses or FCC licensed facilities;

(xii) the premises leases in Reston, VA and Lincolnshire, IL;

(xiii) vendor and supplier contracts for goods and services, and software, systems and related hardware and equipment, for functions that are shared by multiple Motient entities (e.g., relating to customer billing, information management, trouble-shooting, customer service, inventory management and similar "back office" and enterprise management functions);

(xiv) MSI's satellite "power and bandwidth" contracts;

(xv) the Cross-Licensing and Bulk Resale Agreement, dated June 29, 2000, among MSI, Motient Communications Company and Motient Satellite Ventures LLC (the "MSV Cross-License"); and

(xvi) other shared assets, including: (i) telephones, facsimile machines, computers, office furniture and other office equipment used by the Business but also used by other Motient businesses and (ii) Motient's telephone (PSTN) contracts with AT&T and Sprint; provided, that the portable personal property used by Transferred Employees (such as mobile telephones, laptop computers and pagers) shall be handled in accordance with the Transition Services Plan.

(b) Notwithstanding anything else in this Sale Agreement to the contrary, this Sale Agreement shall not constitute an agreement to assign or transfer any Subject Asset or part thereof or any rights or benefits arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach thereof, or make Aether, Sellers or any of their respective Affiliates liable for damages or other penalties thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Aether or Sellers so that Aether would not in fact receive all such rights, Aether shall not assume the Liabilities associated with such Subject Asset and Sellers (i) shall cooperate with Aether, at Aether's request, in endeavoring to obtain such consent and (ii) if any such consent is unobtainable, shall cooperate with Aether in an arrangement designed to provide to Aether, at Sellers' expense, the benefits and liabilities following Closing with respect to any such Subject Asset or part thereof or any right or benefit arising thereunder or resulting therefrom, including enforcement for the benefit of Aether of any and all rights of Sellers against a third party arising out of the breach or cancellation by such third party or otherwise; provided, however, that such arrangement shall provide for indemnification by Aether of Sellers, reasonably acceptable to Sellers, against any Liability arising out of such arrangement.

(c) Notwithstanding any other provision herein, the Parties intend that this Sale Agreement will not involve a transfer or a change of control of any of Motient's or MSI's FCC licenses.

2.6.     Assumption of Specified Liabilities.

(a) At the Closing, Aether shall assume only the following liabilities and obligations of the Business (the "Assumed Liabilities"): (i) liabilities relating to the Subject Assets that were incurred in the ordinary course of business, including but not limited to, liabilities related to the financing of equipment such as computers, warranty obligations to customers under assumed customer contracts, accounts payable of the Business and Claims by customers, vendors, suppliers and others, relating to the Subject Assets or the Business;
(ii) any state sales and use taxes due to the state of Virginia upon or in connection with the transfer of tangible assets in connection with the Sale Agreement and (iii) any and all termination penalties under any contracts that Aether chooses to terminate.

(b) The Assumed Liabilities shall not include, and Aether shall not assume or be deemed to assume, and Sellers shall remain responsible for, any and all debts, liabilities or obligations of Sellers (or any officer, director, employee or shareholder of any of the foregoing) of the following types: (i) liabilities that were required to be disclosed on the Disclosure Schedule which were not so disclosed, (ii) liabilities and obligations of MSI to Motient or any of its direct or indirect Subsidiaries, (iii) indebtedness incurred under and guaranties related to any bank or credit facilities of Motient, Motient Holdings Inc. or any other entity other than MSI, (iv) liabilities and obligations arising out of or relating to (including guaranties of) indebtedness for borrowed money, (v) any Liability arising out of a breach of this Sale Agreement or document delivered in connection herewith, (vi) any costs directly associated with the Closing, including but not limited to legal and accounting fees, (vii) any Liability to those former employees of Sellers whose employment ends on or prior to the Employment Date (except as provided in the Transition Services
Plan), including with respect to COBRA benefits, (viii) any Liabilities under any contract of Sellers not included in the Subject Assets or any termination payments or other damages payable with respect to unassigned contracts not disclosed to Aether, (ix) any Liability of Sellers for the unpaid Taxes of any Person (other than MSI) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract, or otherwise, and (x) any Liability of Sellers for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date; including for state and local excise, sales and use taxes paid on a monthly basis, with respect to which Sellers shall be liable for such Taxes with respect to sales made prior to the Closing Date.

2.7.     Closing; Closing Date.

                  The Closing of the sale of the Subject Assets to Aether, the granting of the IP License to Aether and the assumption of the Assumed Liabilities by Aether (the "Closing" and the date hereof being sometimes hereinafter referred to as the "Closing Date") shall be the date of this Sale Agreement. The Closing shall be held at the offices of Wilmer, Cutler &
Pickering, 2445 M Street, N.W., Washington, D.C. 20037, or at such other location as the Parties may mutually agree upon. The physical presence of any Party or its representatives shall not be a required condition of the Closing if such Party has performed all acts and delivered to an escrow agent all items and documents necessary for the Closing, together with written instructions of the Party which permit such escrow agent to complete the obligations of the Party in connection with the Closing.

2.8.     Adjustments to the Purchase Price.

                  The Purchase Price shall be reduced by the amount of any accounts payable assumed by Aether that have been outstanding for more than 60 days on the Closing Date (the "Accounts Payable Adjustment"), to be calculated and paid as follows:

(a) Within Ninety (90) days following the Closing, Aether shall prepare and deliver to MSI a calculation of the Accounts Payable Adjustment, certified by Aether's chief financial officer. The adjustment shall be prepared in a manner consistent with the methods presently used in the preparation of the Financial Statements of the Business and in accordance with GAAP.

(b) Aether's calculation shall be final and binding on the Parties unless Sellers object by giving written notice within fifteen (15) days after Sellers' receipt of the Accounts Payable Adjustment. Prior to the expiration of such 15-day period, Sellers shall have the right to cause their accountants to conduct reasonable procedures specified by Sellers with respect to the accounts and records of the Business in order to verify Aether's calculations, and Sellers and their accountants shall have full access to the books, records and personnel of Aether during normal business hours.

(c) If Sellers do not dispute Aether's calculation, then within five (5) days after the expiration of the 15-day objection period specified in Section 2.8(b), Sellers shall pay the Accounts Payable Adjustment in cash to Aether, by wire transfer of immediately available funds in accordance with Aether's wiring instructions. Alternatively, Aether may instruct Sellers to apply this amount towards payments due by Aether under either the Terrestrial Network Reseller Agreement or the Private Network Satellite Services Agreement (each as defined below). If Sellers fail to timely pay in accordance with this section, Aether may withhold payments due under these network agreements which are equal in amount to the Accounts Payable Adjustment, but shall still receive services under these network agreements.

(d) In the event of a dispute, Aether and Sellers will use their reasonable efforts to resolve any such dispute. If Aether and Sellers do not resolve any such dispute within 30 days after receipt by Aether of Sellers' written notice of dispute, Aether and Sellers shall, within five (5) business days, submit any such unresolved dispute to the Washington, D.C. office of a mutually acceptable "Big Five" accounting firm (the "Accountant") which firm shall, within thirty
(30) days of such submission, resolve such remaining dispute and such resolution shall be binding and conclusive upon the Parties. The fees and expenses of the Accountant shall be shared equally by Aether and Sellers.

2.9.     Agreement on Disposition of Purchase Price.

                  Sellers hereby agree that the amount of the Purchase Price, together with the assumption of the Assumed Liabilities, constitutes adequate and sufficient consideration for the transfer to Aether of all interests held by Sellers in and to the Subject Assets, as well as the IP License, and for the performance by Sellers of all of their covenants and agreements hereunder. Within ninety (90) days after the Closing Date, the Parties will come to a mutually agreed upon allocation of the consideration for tax and accounting purposes. Any third party costs or fees incurred in connection with such allocation shall be borne by Aether.

3.       ADDITIONAL CONSIDERATION

3.1.     Additional Consideration.

                  Aether shall pay to MSI up to an additional Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) as additional consideration for the Subject Assets (the "Additional Consideration"), in the event the Business achieves certain performance criteria, as provided herein. The amount of Additional Consideration that shall be payable by Aether shall be based on the amount of Net Service Revenue (as defined below) and/or the total number of subscribers achieved by the Business for the calendar year ending December 31, 2001 (the "Ending Subscriber Total"). "Net Service Revenue" from the Business shall be determined in a manner consistent with the methods presently used in the preparation of the Financial Statements and in accordance with GAAP, and excluding any revenues from the sales of items included in the definition of Inventory above. In no event will Net Service Revenue include revenues from Aether products other than those acquired in the Business or revenues from other businesses acquired by Aether. The Business need only achieve one of the performance criteria set forth below in order for the Additional Consideration to be paid to MSI and MSI shall be entitled to receive the maximum amount based upon either of the performance criteria achieved. The Additional Consideration shall be payable in cash and shall be determined as follows:

(a) If, for the year ended December 31, 2001, the Net Service Revenue is less than $14 million and the Ending Subscriber Total is less than 35,750, then no Additional Consideration shall be paid.

(b) If, for the year ended December 31, 2001, the Net Service Revenue is equal to or greater than $14 million or the Ending Subscriber Total is equal to or greater than 35,750, then Aether shall pay MSI $16,000,000 as Additional Consideration.

(c) If, for the year ended December 31, 2001, the Net Service Revenue is equal to or greater than $15 million or the Ending Subscriber Total is equal to or greater than 39,500, then Aether shall pay MSI $18,000,000 as Additional Consideration.

(d) If, for the year ended December 31, 2001, the Net Service Revenue is equal to or greater than $16 million or the Ending Subscriber Total is equal to or greater than 44,250, then Aether shall pay MSI $20,500,000 as Additional Consideration.

(e) If, for the year ended December 31, 2001, the Net Service Revenue is equal to or greater than $17 million or the Ending Subscriber Total is equal to or greater than 47,750, then Aether shall pay MSI $22,500,000 as Additional Consideration.

3.2.     Date of Payment.

                  Aether shall reach a determination of the amount of Additional Consideration, if any, due to Sellers, and shall submit it, along with a detailed description of Aether's computation of such amount, to Sellers no later than March 1, 2002. Sellers shall have thirty (30) days after receipt of Aether's determination in which to object to Aether's determination by providing Aether with an Audit Differences Summary, as defined below. If Sellers do not object to Aether's determination, Aether shall pay the Additional Consideration, if any, to Sellers no later than April 5, 2002. However, if Sellers object, Aether shall have thirty (30) days to investigate and respond to the Audit Differences Summary, as provided in Section 3.3.

3.3.     Audit Procedures.

(a) Commencing on the first business day after Aether submits its determination of the amount of Additional Consideration to Sellers, Aether shall give Sellers and their auditors reasonable access, during normal business hours, to the properties, books, records, contracts and commitments of Aether, in order to enable Sellers and their auditors to complete an audit of the Net Service Revenue and Ending Subscriber Total for the year ended December 31, 2001.

(b) Errors discovered by Sellers and their auditors in the course of the audit shall be posted to a summary of audit differences schedule (the "Audit Differences Summary"). Aether and its independent public accountants will have thirty (30) days from the date on which the Audit Differences Summary is delivered to review it along with the work papers of Sellers' auditors (the "Review Period").

(c) If Aether disputes any item or amount on the Audit Differences Summary, Aether may, on or prior to the last day of the Review Period, deliver a notice to Sellers setting forth, in reasonable detail, each disputed item or amount and the basis for its disagreement therewith, together with supporting calculations (the "Dispute Notice"). If no Dispute Notice is received by Sellers on or prior to the last day of the Review Period, the Sellers' Audit Differences Summary, and the calculation of the Additional Consideration contained therein, shall be deemed accepted by Aether and the Additional Consideration, as so calculated by Sellers, shall be paid by Aether within fifteen (15) days after the last day of the Review Period.

(d) If a Dispute Notice is received by Sellers, within 15 days thereafter Aether and Sellers will jointly and promptly contact the national office of, and shall retain the services of, an independent "Big 5" accounting firm, which does not at the time of retention provide and has not in the prior three years provided auditing services to Aether or Sellers (or to their Affiliates). If Aether and Sellers cannot agree on the independent accounting firm to be retained, Aether and Sellers will each submit the name of one accounting firm that satisfies the qualifications set forth in this Section 3.3, and the independent accounting firm shall be selected by lot from those two firms. The independent accounting firm retained by Aether and Sellers (the "Accountant") will conduct such review of the Audit Differences Summary, Net Service Revenue, Ending Subscriber Total, any related work papers of Aether's accountants and Sellers' auditors, the Dispute Notice, and any supporting documentation as the Accountant in its sole discretion deems necessary, and the Accountant shall conduct such hearings or hear such presentations by the parties as the Accountant in its sole discretion deems necessary. The Accountant shall, as promptly as practicable and in no event later than thirty (30) days following the date of its retention, deliver to Aether and to Sellers a report in which the Accountant shall, in reasonable detail, with supporting calculations, determine the amount of the Additional Consideration, if any, to be paid to MSI. The Accountant's report shall be final and binding upon Aether and Sellers, and shall be deemed a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. and the state law counterparts thereto. Within fifteen (15) days after receipt of the Accountant's report, Aether shall pay the Additional Consideration, if any, as shown on the Accountant's report to MSI. The Sellers, on the one hand, and Aether, on the other hand, shall each pay one-half of the total cost of the Accountant's services.

3.4.     No Obligation.

                  Notwithstanding any of the foregoing, Aether shall be under no obligation whatsoever to operate the Business during 2001 in such a manner as to
(i) generate a certain amount of Net Service Revenue, (ii) achieve a certain number of subscribers, or (iii) provide Additional Consideration to Sellers.

4.       ADDITIONAL UNDERTAKINGS AND COVENANTS

                  Aether, on the one hand, and Sellers, on the other hand, hereby covenant and agree with each other as follows:

4.1.     Cooperation.

                  Aether agrees to keep records sufficiently detailed to allow Motient and MSI to make their own independent determinations as to (i) whether the completion of MobileMAX2 has occurred pursuant to Section 2.3 hereof, (ii) the amount of Net Service Revenue and (iii) the Ending Subscriber Total. In addition, Aether agrees to cooperate in good faith and assist Motient and MSI in their determinations of (i)-(iii) above, including without limitation, by allowing Motient and MSI access to Aether's personnel and books and records upon reasonable notice and during normal business hours (so long as such access does not unreasonably interfere with the operation of Aether's business).

4.2.     News Releases.

                  Neither Party shall issue or approve any news release or other public announcement (including, but not limited to, any public announcement to clients and/or vendors) concerning the transactions contemplated by this Sale Agreement without the prior approval of the other Party (which approval shall not be unreasonably withheld), except as may be otherwise necessary or appropriate for compliance with federal or state securities laws or applicable requirements of any securities exchange, automated quotation system or over-the-counter market as long as such disclosing Party uses reasonable efforts to consult the other prior to such disclosure or filing.

4.3.     Bulk Sales Laws.

                  Aether hereby waives compliance by Sellers, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk transfer laws; provided, however, that Sellers shall indemnify and hold harmless Aether from and against any losses attributable to Sellers' non-compliance with any applicable bulk transfer laws, without regard to the provisions of Article 8.

4.4.     Non-Compete; Right of First Offer.

(a) Sellers agree that from and after the Closing, they and their consolidated subsidiaries shall not, directly or indirectly, compete with Aether in the Transportation Market or solicit any business from companies in the Transportation Market; provided, however, that the foregoing shall not prohibit Sellers or their consolidated subsidiaries from offering services related to the courier or package delivery businesses and Sellers and their consolidated subsidiaries shall not be precluded from selling airtime to any entity as a common carrier. The foregoing covenant shall also apply to any person or group (as defined under section 13(d) of the Securities Exchange Act of 1934, as amended) which acquires beneficial ownership (as defined under section 13(d)) of at least 51% of the voting equity securities of Motient.

(b) Aether agrees that, after the Closing, if it desires to obtain wireless data communications services on a satellite network in connection with the Business, it will give Sellers the first opportunity to present a proposal to provide such services. Aether will be under no obligation to contract with Sellers for such services. Aether will not be restricted from using a competing terrestrial network to offer wireless communications services in the Business.

(c) Sections 4.4(a) and (b) shall survive the Closing and shall end upon the termination of either the Terrestrial Network Reseller Agreement or the Private Network Satellite Services Agreement. Sellers' obligations pursuant to Section 4.4(a) shall also end upon a material breach of Aether's obligations under this Sale Agreement or any of the Ancillary Agreements.

5.       REPRESENTATIONS AND WARRANTIES OF SELLERS

                  Motient and MSI hereby represent and warrant to Aether as follows:

5.1.     Organization and Standing.

                  Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full and unrestricted corporate power and authority to own, operate and lease its assets, to carry on its business as currently conducted, to execute and deliver this Sale Agreement and to carry out the transactions contemplated hereby. MSI is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, the jurisdictions listed on Schedule 5.1 to the Disclosure Schedule.

5.2.     Noncontravention.

                  Except as disclosed on Schedule 5.2 to the Disclosure Schedule, neither the execution and the delivery of this Sale Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Sellers are subject which could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, note, bond, mortgage, deed of trust, or other arrangement existing to which MSI or Motient is a party or by which any of its assets is subject which would reasonably be expected to have a Material Adverse Effect, (c) result in the creation or imposition of any Encumbrance upon any of the Subject Assets which could reasonably be expected to have a Material Adverse Effect or (d) violate Sellers' organizational documents.

5.3.     Real Property.

                  MSI does not own and has never owned any real property.

5.4.     Assets.

                  MSI has good, valid and marketable title to the Subject Assets owned by it, free and clear of all Encumbrances (other than Encumbrances set forth on Schedule 5.4 to the Disclosure Schedule) except where the failure to have such title or to be free and clear of such Encumbrances would not reasonably be expected to have a Material Adverse Effect.

5.5.     Insurance.

                  Schedule 5.5 to the Disclosure Schedule lists all policies of title, asset, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind related to the Business, owned or held by Sellers, and such insurance coverage is reasonably consistent with industry standards. Sellers are in compliance in all material respects with their obligations to pay premiums under all such insurance policies. Sellers have not received notice from, and have no knowledge of any threat by, any insurer (that has issued any insurance policy to Sellers) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy covering the Business presently in force.

5.6.     Intellectual Property

                  Schedule 5.6 to the Disclosure Schedule lists all franchises, licenses, trademarks, service marks, trade names, software (and copyrights thereto), patents and applications used, owned or licensed by or registered in the name of MSI and used in the Business, other than commercial off-the-shelf software or back-office software relating to MSI's administrative, financial, accounting and other corporate functions. MSI owns or is licensed to use all of the intellectual property listed on Schedule 5.6 to the Disclosure Schedule except as otherwise indicated on Schedule 5.6 to the Disclosure Schedule, pays no royalty (other than ongoing maintenance fees) to anyone with respect to any intellectual property other than as described on Schedule 5.6 to the Disclosure Schedule and has the right to bring action for the infringement of such intellectual property, except where the failure so to own, to have a license to use or to bring such action would not reasonably be expected to result in a Material Adverse Effect. MSI has no knowledge, and has not received any notice to the effect, that the Business or the items listed on Schedule 5.6 to the Disclosure Schedule may or are claimed to infringe any intellectual property or legally protectable right of another.

5.7.     Debt Instruments.

                  Schedule 5.7 to the Disclosure Schedule lists all mortgages, indentures, notes, guaranties and other Agreements for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases) to which MSI is a party, or which have been assumed by MSI or to which the Subject Assets are subject. MSI has performed all the obligations required to be performed by it to date and is not in default in any respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

5.8.     Leases.

                  Schedule 5.8 to the Disclosure Schedule lists all leases used in the Business under which MSI are lessee or lessor of any asset (including, but not limited to, any lease which MSI sublease to or from another party), or hold, manage or operate any asset owned by any third party, or under which any asset owned by MSI is held, operated or managed by a third party. MSI is the owner and holder of all the leasehold estates purported to be granted to it by the Documents described on Schedule 5.8 to the Disclosure Schedule and is the owner or lessee of all equipment, machinery and other assets thereon or in buildings and structures thereon, in each case free and clear of all
Encumbrances (other than Encumbrances on a third-party landlord's fee or leasehold ownership of leased or subleased property, Encumbrances in connection with Personal Property subject to financing leases described on Schedule 5.8 and Encumbrances described on Schedule 5.8). Each such lease and other Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, MSI, and to the best of MSI's knowledge, the respective third parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances (other than Encumbrances on a third-party landlord's fee or leasehold ownership of leased or subleased property, Encumbrances in connection with Personal Property subject to financing leases described on Schedule 5.8 and Encumbrances described on Schedule 5.8). MSI has in all respects performed all obligations thereunder required to be performed by it to date where the failure to so perform would reasonably be expected to have a Material Adverse Effect. Neither MSI nor, to the best of MSI's knowledge, any third party is in default in any respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

5.9.     Other Agreements.

                  Schedule 5.9 to the Disclosure Schedule lists all material Agreements (other than those described in Section 5.8) of MSI or any of its Affiliates connected to the operation of the Business (other than the Excluded Assets). Except as otherwise described on Schedule 5.9 to the Disclosure
Schedule, each such Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, MSI and, to the best of MSI's knowledge, the respective third parties thereto. MSI has in all respects performed all the obligations thereunder required to be performed by it, except where the failure to so perform would not reasonably be expected to have a Material Adverse Effect. Neither MSI nor, to the best of MSI's knowledge, any third party is in default in any respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. Schedule 5.9 to the Disclosure Schedule identifies all material Agreements (other than those described in Section 5.8) used in the Business to which MSI is a party or by which MSI is bound that contains provisions that are triggered upon a change of control of the Business.



5.10.    Litigation; Disputes.

(a) There are no actions, suits, Claims, arbitrations, proceedings or investigations pending, threatened or reasonably anticipated against, affecting or involving MSI, the Business or the Subject Assets, or the transactions contemplated by this Sale Agreement, at law or in equity or admiralty, or before or by any court, arbitrator or governmental authority, domestic or foreign, other than as set forth on Schedule 5.10 to the Disclosure Schedule. None of such actions, suits, Claims, arbitrations, proceedings or investigations set forth on Schedule 5.10 to the Disclosure Schedule would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. MSI is not operating under, subject to or in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or governmental authority.

(b) Except for matters governed by Section 5.24, MSI has complied with all applicable Laws of federal, state, local, and foreign governments (and all agencies thereof) with respect to the Business and has complied with all licenses, permits and authorizations with respect to the Business, where MSI's failure to comply would be reasonably likely to have a Material Adverse Effect. MSI has all federal, state, local and foreign governmental licenses, permits, qualifications and authorizations ("Permits") materially necessary in the conduct of the Business as currently conducted. All such Permits are in full force and effect, and no material violations have been recorded in respect of any such Permits; no material proceeding is pending or, to the knowledge of MSI, threatened to revoke or limit any such Permit; and no such Permit will be suspended, cancelled or adversely modified in any material respect as a result of the execution and delivery of this Sale Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby.

5.11.    Labor Relations; Employees.

                  There are no strikes, work stoppages, grievance proceedings, union organization efforts or other controversies pending, or, to the knowledge of Sellers, threatened or reasonably anticipated, with respect to the Business between Sellers and (i) any current or former employees of Sellers or (ii) any union or other collective bargaining unit representing such employees. Sellers have complied and are in compliance in all material respects with all Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker's compensation, employee privacy and right to know. There are no collective bargaining agreements, employment agreements between Sellers and any of its employees, or professional service agreements not terminable at will with respect to the Business. The Transferred Employees on the Employee Schedule constitute substantially all employees necessary to operate the Business (other than general administrative employees).

5.12.    Taxes.

(a) MSI has timely filed (or has had timely filed on its behalf) all material Tax Returns required by applicable law to be filed by it prior to the date hereof, and all such material Tax Returns were true, correct and complete in all material respects.

(b) MSI has paid (or has had paid on its behalf) all Taxes shown due with respect to Tax Returns filed prior to the date hereof;

(c) There are no material Encumbrances for Taxes on any assets of MSI (other than for current Taxes not yet due and payable);

(d) MSI has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes;

(e) MSI is not a party to any tax allocation, tax sharing, tax indemnity or similar agreement (whether or not in writing), arrangement or practice with respect to Taxes (including any adverse pricing agreement, closing agreement or other agreement relating to Taxes with any authority), except with Motient;

(f) No federal, state, local or foreign audits or administrative proceedings are presently ongoing with regard to any material Taxes or Tax Returns of MSI and MSI has not received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding.

5.13.    Restrictions and Consents.

                  Except as set forth on Schedule 5.13 to the Disclosure Schedule, there are no Agreements, Laws or other restrictions of any kind to which MSI (or any Subject Asset) is party or subject that would (a) prevent or restrict the execution, delivery or performance of this Sale Agreement, or (b) result in any penalty, forfeiture, Agreement termination, or restriction on business operations of Aether as a result of the execution, delivery or performance of this Sale Agreement, which would be reasonably likely to have a Material Adverse Effect.

5.14.    Authorization.

                  The  execution,  delivery and  performance by MSI of this Sale
Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by MSI of the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary corporate action on the part of MSI,
(b) except as set forth on Schedule 5.14 to the Disclosure Schedule, do not and will not require any consent or approval of MSI, any of its Affiliates or any third party which has not already been obtained, (c) do not and will not conflict with, or violate any provision of, any Law having applicability to MSI or the Subject Assets, except for such conflicts or violations which would not reasonably be expected to have a Material Adverse Effect, or any provision of the certificate or articles of incorporation or bylaws of MSI, (d) except as set forth on Schedule 5.14 to the Disclosure Schedule, do not and will not conflict with, or result in any breach of, or constitute a default under (i) the Indenture, dated March 31, 1998, among Motient Holdings Inc., State Street Bank and Trust Company and the Guarantor named therein (the "Indenture") with respect to the Series A and Series B 12 1/4% Senior Notes Due 2008 (the "Senior Notes"), and (ii) any other Agreement to which MSI is a party or by which it or any of the Subject Assets may be bound which would be reasonably likely to have a Material Adverse Effect, or (e) do not and will not result in or require the creation or imposition of or result in the acceleration of any indebtedness, or of any Encumbrance of any nature upon, or with respect to, MSI or any of the Subject Assets now owned or hereafter acquired by MSI which would be reasonably likely to have a Material Adverse Effect.

5.15.    Absence of Violation.

                  MSI has complied and is in full compliance with all Laws applicable to the Business, the Subject Assets or the Assumed Liabilities except where failure to so comply would not be reasonably likely to have a Material Adverse Effect.

5.16.    Binding Obligation.

                  This Sale Agreement constitutes a legal, valid and binding obligation of Sellers, enforceable in accordance with its terms; and each Document to be executed by Sellers pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of Sellers, enforceable in accordance with its terms.

5.17.    Financial Statements.

                  Motient has previously furnished to Aether the unaudited balance sheet and the related statements of operations and cash flows of Motient dated as of June 30, 2000 (the "Financial Statements"). The Financial Statements were prepared from the books and records of MSI, have been prepared in accordance with GAAP and present fairly the financial position and results of operations and cash flow of Motient at June 30, 2000 in all material respects, subject to the absence of footnotes and to normal and customary year-end adjustments.

5.18.    Absence of Undisclosed Liabilities.

                  Except as described in the Financial Statements, there are no liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) of MSI relating to the Business which would be required to be disclosed on a financial statement prepared in accordance with generally accepted accounting principles, except for those liabilities or obligations (i) reflected or reserved against in the Financial Statements, (ii) that have been incurred after June 30, 2000 in the ordinary course of business consistent with past practice, or (iii) that are not reasonably likely to have a Material Adverse Effect.

5.19.    Material Adverse Change.

                  Except as set forth on Schedule 5.19 of the Disclosure Schedule, since June 30, 2000 there has been no change, circumstance or event that could reasonably be expected to result in a Material Adverse Effect or have a material adverse effect on the transactions contemplated by this Sale Agreement.

5.20.    Assets Used in Business.

                  The Subject Assets constitute all of the assets (other than the Excluded Assets and the intellectual property and other intangible assets to be licensed to Aether pursuant to the IP License) used by MSI in the Business.

5.21.    Licenses.

                  MSI possesses all licenses, permits, franchisers and similar authorizations, that are required for the operation of the Business as presently conducted and the ownership, operation, lease and holding by MSI of the Subject Assets (the "Company Permits"). MSI is in compliance with the terms of the Company Permits.

5.22.    Transactions with Affiliates.

                  Except as set forth on Schedule 5.22 of the Disclosure Schedule, there are no material Agreements or transactions with any Affiliate of MSI.

5.23.    Employee Benefit Plans.

                  Schedule 5.23 of the Disclosure Schedule contains a list of all of the employee benefit plans, programs or arrangements covering one or more employees of the Business. Sellers have complied in all material respects with all laws governing or relating to employee benefit plans, programs and arrangements.

5.24.    Environmental Matters.

                  Except as set forth on Schedule 5.24 of the Disclosure Schedule, there are, with respect to MSI, no past or present violations of Environmental Law (as defined below), nor any actions, activities, circumstances, conditions, events, incidents, or contractual obligations which are reasonably likely to give rise to any Liability which would have a Material Adverse Effect pursuant to any Environmental Law, and Sellers have not received any written notice with respect to any of the foregoing nor is any Litigation pending or, to the knowledge of Sellers, threatened in connection with any of the foregoing.

                  For purposes of this Section 5.24, capitalized terms used herein shall have the following meanings:

                    "Environmental Laws" shall mean all applicable provisions of federal, state, local or foreign law (including applicable principles of common and civil law), statutes, ordinances, rules, regulations, published standards and directives that have the force and effect of law, permits, licenses, judgments, writs, injunctions, decrees and orders enacted, promulgated or issued by any Public Authority, and all indemnity agreements and other contractual obligations, as in effect at such date, relating to (i) the protection of the environment, including the air, surface and subsurface soils, surface waters, groundwaters and natural resources, and (ii) occupational health and safety and exposure of persons to Hazardous Materials. Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., and any other laws imposing or creating Liability with respect to Hazardous Materials.

                    "Hazardous Material" shall mean any substance regulated by any Environmental Law.

                    "Public Authority" shall mean any supranational, national, regional, state or local government court, governmental agency, authority, board, bureau, instrumentality or regulatory body.

6.       REPRESENTATIONS AND WARRANTIES OF AETHER

                  Aether hereby represents and warrants to Sellers as follows:

6.1.     Organization and Standing.

                  Aether is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full and unrestricted corporate power and authority to own, operate and lease its assets, to carry on its business as currently conducted, to execute and deliver this Sale Agreement and to carry out the transactions contemplated hereby, except where the failure to have such corporate power and authority would not reasonably be expected to have a material adverse effect on the business operations, financial condition, assets or liabilities of Aether (an "Aether Material Adverse Effect").

6.2.     Authorization.

                  The execution, delivery and performance by Aether of this Sale Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Aether of the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary action on the part of Aether, (b) do not and will not conflict with, or violate any provision of, any Law having applicability to Aether or any of its assets, except for such conflicts or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Parties to this Sale Agreement to close the transactions contemplated hereby, or any provision of the certificate of incorporation or bylaws of Aether, (c) do not and will not conflict with, or result in any breach of, or constitute a default under any material Agreement to which Aether is a party or by which it or any of its assets may be bound which would be reasonably likely to have an Aether Material Adverse Effect, or (d) do not and will not result in or require the creation or imposition of or result in the acceleration of any indebtedness, or of any material Encumbrance upon, or with respect to, Aether or any of the assets now owned or hereafter acquired by Aether which would be reasonably likely to have an Aether Material Adverse Effect.

6.3.     Binding Obligation.

                  This Sale Agreement constitutes a valid and binding obligation of Aether, enforceable in accordance with its terms. Each Document to be executed by Aether pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of Aether, enforceable in accordance with its terms.

6.4.     SEC and Other Documents; Financial Statements.

                  (a) Aether has delivered or made available to the Sellers each registration statement, report, proxy statement or information statement and all exhibits, amendments and supplements thereto filed with the Securities and Exchange Commission (the "SEC") since January 1, 2000, which are listed in
Schedule 6.4(a) of the Disclosure Schedule, each in the form (including exhibits and any amendments and supplements thereto) filed with the SEC (collectively, the "Aether Reports"). Except as set forth in Schedule 6.4(a) of the Disclosure Schedule, the Aether Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by Aether under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"). As of their respective dates, the Aether Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There is no unresolved violation asserted by any government authority with respect to any of the Aether Reports.

                  (b) Each of the balance sheets included in or incorporated by reference into the Aether Reports (including the related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of operations, stockholders' equity (deficit) and cash flows included in or incorporated by reference into the Aether Reports (including any related notes and schedules) fairly presented the results of operations, retained earnings or cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, for the absence of notes thereto, and subject to normal recurring year-end adjustments which have not been and will not be material in nature or amount.

7.       Closing

7.1.     Deliveries by Sellers and Aether.

         At the Closing, Sellers shall deliver or cause to be delivered to Aether and Aether shall deliver or cause to be delivered to Sellers the following:

(a) Escrow Agreement. A duly executed Escrow Agreement,  as described in Section
    ----------------
2.3(a)(ii) above.



(b) Terrestrial Network Reseller Agreement.  A duly executed terrestrial network
    --------------------------------------
bulk reseller agreement substantially in the form attached hereto as Exhibit 7.1(b) (the "Terrestrial Network Reseller Agreement").


(c) Private  Network  Satellite  Services  Agreement.  A duly  executed  network
    ------------------------------------------------
satellite access agreement substantially in the form attached hereto as Exhibit 7.1(c) (the "Private Network Satellite Services Agreement").

(d) The IP License.  A duly executed IP License in the form  attached  hereto as
    --------------
Exhibit 7.1(d).


(e)  Service  Bureau  Agreement.  A  duly  executed  transition  period  billing
     --------------------------
agreement substantially in the form attached hereto as Exhibit 7.1(e) (the "Service Bureau Agreement").

(f)  Land  Earth  Station  Services   Agreement.   A  duly  executed   agreement
     ------------------------------------------
substantially in the form attached hereto as Exhibit 7.1(f) (the "Land Earth Station Services Agreement").

(g) Transition  Services Plan. A transition  services plan is attached hereto as
    -------------------------
Exhibit 7.1(g) and incorporated by reference herein (the "Transition Services Plan"), pursuant to which Motient and Aether have outlined how Motient will make available to Aether, for a transitional period, office facilities and the services of the current employees engaged in the Business.

7.2.     Deliveries by Sellers.

                  At the Closing, Sellers shall deliver or cause to be delivered to Aether the following:

(a) a certified copy of the resolutions adopted by the Board of Directors of MSI on or prior to the date hereof authorizing the Closing;

(b) certificates of incumbency and specimen signatures of the signatory officers of MSI;

(c) a bill of sale and limited assignment and assumption agreement substantially in the form attached as Exhibit 7.2(c) and such other instruments of transfer as Aether shall reasonably require to transfer to Aether title to the Subject Assets free and clear of all Claims and Encumbrances other than the Assumed Liabilities and to cause Aether to assume the Assumed Liabilities (the "Transfer Instruments");

(d) an opinion of Motient's general counsel, dated as of the Closing Date, reasonably acceptable to Aether; and

(e) such other Documents as Aether may reasonably request.

7.3.     Deliveries by Aether.

                  At the Closing, Aether shall deliver or cause to be delivered to Sellers the following:

(a) the portion of the Purchase Price payable at the Closing in accordance  with
Section 2.3;

(b) a certified copy of the resolutions adopted by the Board of Directors of Aether authorizing the Closing;

(c) the Transfer Instruments (to the extent required to be executed by Aether);

(d) reseller tax exemption certificates for MSI and Motient Communications Company;

(e) such other Documents as MSI may reasonably request.

7.4.     Transferred Employees.

(a) As used in this Agreement, "Transferred Employees" means the employees of the Business which shall be identified on an "Employee Schedule" to be delivered by Sellers to Aether on the Closing Date.

(b) Aether shall offer employment to all the Transferred Employees effective as of the later of January 1, 2001 or the day following the Closing Date (the "Employment Date") at the same salary or hourly wage set forth in the Employee Schedule, subject to Aether's right to terminate any such Transferred Employee, in accordance with applicable Laws, at any time with or without cause, for any reason or no reason at all. MSI shall retain responsibility for any severance or other post-employment benefits or liabilities for Transferred Employees who do not become Accepting Employees, as defined below.

(c) During the period commencing as of the Employment Date and ending on the first (1st) anniversary thereof, Aether shall cause the Transferred Employees who accept such employment offer and begin work at Aether (the "Accepting Employees") to be provided with compensation and employee benefit plans which in the aggregate are not materially less favorable than those provided to comparable employees by Aether and its Affiliates, to the extent permitted under applicable Laws. The provisions of this Section 7.4 shall not create in any Transferred Employee or any other current or former employee of the Sellers or any of their Affiliates any rights to employment or continued employment with Aether, Sellers or any of their respective Affiliates or any right to specific terms or conditions of employment. Promptly following the Closing Date, Sellers shall transfer to Aether all personnel files pertaining to the Accepting Employees.

(d) Aether shall provide each Accepting Employee full credit for such Accepting Employee's service with MSI or its Affiliates or predecessors for purposes of eligibility, vesting and benefit accrual (except for benefit accruals under any defined benefit pension plan) under the employee benefit plans or arrangements of Aether in which such Accepting Employees participate for such Accepting Employee's service with MSI or its Affiliates, to the same extent recognized under similar plans or arrangements of MSI or its Affiliates immediately prior to the Closing (or, in Aether's discretion, in the same manner recognized for the same period by Aether for persons it employed). Sellers shall provide such information as Aether reasonably requests for compliance with this section.

(e) Aether shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to any Accepting Employee under any welfare benefit plans in which such Accepting Employees may be eligible to participate after the Closing, other than limitations or waiting periods that are already in effect with respect to such Accepting Employee and that have not been satisfied as of the Closing under any welfare plan maintained for such Accepting Employee immediately prior to the Closing, and (ii) provide each Accepting Employee with credit for any co-payments and deductibles paid prior to the Closing under welfare plans of MSI or any of its Affiliates for the plan year in which the
Closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Accepted Employee is eligible to participate in after the Closing.

(f) Following the Closing, Aether shall honor and maintain all vacation and other leave earned or accrued by, but not taken by or paid to, Accepted Employees through the Closing (as calculated or determined under policies or plans in effect immediately prior to the Closing). The preceding sentence to the contrary notwithstanding, nothing set forth herein shall impair or otherwise affect the rights of Aether or its Affiliates to amend, suspend or terminate any such agreement, policy or plan in accordance with its terms as in effect from time to time.

(g) Each of MSI and Aether shall provide any notifications to its respective employees (including, in the case of Aether, the Accepting Employees and, in the case of MSI, Transferred Employees who do not become Accepting Employees) required under the Workers Adjustment and Retraining Notification Act (the "WARN Act") and shall bear any liabilities arising under the WARN Act with respect to such employees.

(h) Sellers agree not to retain in their employ beyond the Employment Date any Transferred Employees (whether or not they become Accepting Employees) and agree not to rehire or solicit for employment any Transferred Employee until the later of the first anniversary after they leave Aether's employment and the second anniversary of the Closing Date.

(i) Aether agrees not to solicit for employment any employee of Motient or its Affiliates (except for the Transferred Employees) until the later of the first anniversary after they leave Motient's employment and the second anniversary of the Closing Date.

7.5.     Transitional Matters.

                  The Sellers shall cooperate with Aether and agree to use commercially reasonable efforts to assist Aether in a smooth transition of the ownership of the Subject Assets on the Closing Date, including the preservation of the continued services of the employees of the Sellers that Aether wishes to retain and the preservation for Aether of the goodwill of the Sellers' suppliers, customers and others having business relations with the Sellers.

7.6.     Parent Guaranties.

                  The Parties agree to use all commercially  reasonable  efforts
(but without any obligation to expend funds) so that the guaranties made by Motient and its Affiliates for the benefit of MSI relating to the Subject Assets and the Assumed Liabilities (the "Parent Guaranties") will be terminated or otherwise released on or prior to the Closing, or if not possible, as soon as practicable thereafter. In the event that the Parent Guaranties are not terminated by the Closing, Aether shall indemnify, defend and hold harmless Motient from and against all Losses of MSI and its Affiliates which (i) arise under any unreleased Parent Guaranty or (ii) relate to any Assumed Liability; without regard to the provisions of Article 8.

8.       SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES

8.1.     Survival of Representations.

                  All representations and warranties made by, in or pursuant to this Sale Agreement and in or pursuant to the Ancillary Agreements shall survive the Closing until two years after the date made, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Aether. If the Closing shall occur, indemnification pursuant to this
Article 8 shall be the exclusive remedy for any breach of representations and warranties or of any covenant or Agreement in this Sale Agreement which survives the Closing by either Party or any other matter pertaining to this Sale Agreement or the transactions contemplated hereby, other than Claims relating to other written Agreements between the Parties and Claims relating to fraud or violation of securities laws; provided, that nothing in Article 8 shall prevent any Party from obtaining equitable relief in order to require the other Party to perform its obligations hereunder.

8.2.     Agreement of Sellers to Indemnify.

                  From and after the Closing, Sellers jointly and severally covenant and agree to indemnify and hold harmless Aether from and against all damages, losses, Claims, Liabilities and obligations, costs and expenses (including attorneys' fees) ("Losses") arising in any way out of or related to
(i) the breach by Sellers of any representation or warranty made by Sellers in this Sale Agreement or any Ancillary Agreement or in any document delivered pursuant hereto or thereto, (ii) the breach by Sellers of any covenant or agreement contained herein or any Ancillary Agreement or in any document delivered pursuant hereto or thereto, (iii) liabilities of Sellers or their Affiliates which are not Assumed Liabilities, and (iv) all Claims arising out of and resulting from, directly or indirectly, the VISTAR Contract, prior to and including the Closing Date. For purposes of this Section 8.2, the terms "material" and "Material Adverse Effect," and other materiality qualifiers in the representations and warranties contained herein or in the Ancillary Agreements and in any documents delivered pursuant hereto or thereto, shall be deemed to refer to matters, and groups of related matters, that have a financial or economic impact, or are capable of having a financial or economic impact, of $100,000 or more. For purposes of the foregoing sentence, matters shall be considered to be within a "group of related matters" if they relate to any given section of the representations and warranties. (For purposes of illustration only, Section 5.18 would be deemed to be breached if Sellers had failed to disclose a Liability of $25,000 and a Liability of $90,000, but not if MSI had failed to disclose seven liabilities of $10,000 each.)

                  Aether may offset Sellers' indemnification obligations against payments due by Aether under the Terrestrial Network Reseller Agreement and the Private Network Satellite Services Agreement. Aether may withhold or place in escrow, as explained below, payments due under these two agreements which are equal in amount to Claims against Sellers, but shall still receive services under the agreements. Aether may withhold amounts equal to any indemnification obligations of Sellers which have been determined in a final, non-appealable judgment of a court of competent jurisdiction; Aether shall place any amounts that are in dispute in escrow with a third party escrow agent until a judgment is reached by a court of competent jurisdiction.

8.3.     No Duplication of Remedies.

                  To the extent any Party may have more than one remedy for any Losses incurred by it, it may pursue all available remedies but in no event shall be entitled to collect and retain any amount hereunder in excess of its Losses.

8.4.     Agreement of Aether to Indemnify.

                  From and after the Closing, Aether shall indemnify and hold harmless Sellers from and against all Losses arising in any way out of or related to (i) the breach by Aether of any representation or warranty made by Aether in this Sale Agreement or in any document delivered pursuant hereto or thereto, (ii) the breach by Aether of any covenant or agreement contained herein or in any document delivered pursuant hereto or thereto, or (iii) the operation of the Business from and after the Closing, including any Claims related to the Subject Assets, the Assumed Liabilities and the Accepting Employees from and after the Employment Date.

8.5.     Notice of Claims.
                  All claims for indemnification hereunder shall be resolved in accordance with the following procedures:

(a) If the Party seeking indemnification (the "Indemnified Party") has incurred or reasonably believes that it may incur any Losses, it shall deliver promptly written notice to the indemnifying Party (the "Indemnifying Party"), setting forth the nature and amount of the Losses or potential Losses, if possible, and further referencing the sections of this Agreement or in any other document delivered pursuant hereto upon which the claim for indemnification for such Losses is based (a "Claim Notice"). If an Indemnified Party receives notice of a third-party claim for which it intends to seek indemnification hereunder, it shall give the Indemnifying Party written notice of such claim, so that the Indemnifying Party's defense of such claim under this Agreement may be timely instituted. The failure by an Indemnified Party to provide such written notice shall not constitute a waiver of the Indemnified Party's right to indemnity unless such failure has prejudiced the Indemnifying Party's ability to defend such claim, and then only to the extent of such prejudice.

(b) If, after receiving a Claim Notice, the Indemnifying Party desires to dispute such claim or the amount claimed in the Claim Notice, it shall deliver to the Indemnified Party a written objection to such claim or payment setting forth the basis for disputing such claim or payment. Such notice shall be delivered within thirty (30) days after the date the Claim Notice to which it relates is received by the Indemnifying Party. If no such notice is received within the aforementioned 30-day period, the Indemnified Party shall be entitled to payment for such Losses from the Indemnifying Party within ten (10) days of the end of such 30-day objection period.

(c) If the Indemnifying Party shall agree that it is responsible for all amounts that may be recovered in connection with a third-party claim, action or suit (including waiving any deductible or limit that might otherwise apply under this Article 8) and is financially capable of satisfying its indemnification obligations, the Indemnifying Party shall have the right to conduct and control through counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party, any third-party claim, action or suit; provided, that the Indemnifying Party diligently contests and defends such claim. The Indemnified Party shall be entitled at any time, at its own cost and expense (except that such cost and expense shall be paid by the Indemnifying Party if the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent the interests of the Indemnified Party) to participate in such defense and to be represented by attorneys of its choosing. Except with the prior written consent of the Indemnified Party no Indemnifying Party, in the defense of such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all Liability with respect to such claim or litigation.

(d) In the event that the Indemnifying Party does not elect to defend against any third-party claim, the Indemnified Party may defend against such claim in such manner as it may deem appropriate and the Indemnifying Party shall be liable for any legal expenses reasonably incurred in connection with such defense; provided, that the Indemnified Party shall not, without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, settle or consent to the entry of judgment with respect to such third-party claim.

(e) In the event of any claim by a third party, the Parties hereto agree that they will cooperate fully with each other in connection with the defense or settlement of such matter.

8.6.     Limitations on Amounts.

                  The  Indemnifying  Party  shall  not be  obligated  to pay any
amounts  for   indemnification   under  this  Article  8  until  the   aggregate
indemnification obligation of such Indemnifying Party hereunder exceeds $500,000, whereupon the Indemnifying Party shall be liable for all amounts for which indemnification may be sought which exceed $500,000. Notwithstanding the foregoing, in no event shall the aggregate Liability of MSI to Aether exceed the Purchase Price (to the extent actually paid), except in the case of (i) a fraud or willful breach by MSI, or (ii) liabilities with respect to the Business accruing prior to the Closing that are not Assumed Liabilities.

8.7.     Force Majeure.

                  Notwithstanding any other provision of this Article 8, neither MSI nor Aether shall be liable for any failure of performance of the terms of this Agreement due solely to acts of God, fires, floods or other natural catastrophes; national emergencies, insurrections, riots or wars; strikes, lockouts, work stoppages or other labor difficulties beyond such Parties' reasonable control.

8.8.     Subrogation.

                  If any Indemnified Party receives any payment or other indemnification from an Indemnifying Party with respect to any Claim or demand by any third party against the Indemnified Party, the Indemnifying Party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such Claim to which the Indemnified Party may be entitled, to institute appropriate action for the recovery thereof, and the Indemnified Party agrees to provide reasonable levels of assistance and cooperation to such subrogated party, in enforcing such rights.

9.       MISCELLANEOUS

9.1.     Additional Actions and Documents.

                  Each Party hereto hereby agrees that, from time to time, whether before, at or after the Closing, such Party will take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further Documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, intents, terms and conditions of this Sale Agreement.

9.2.     No Brokers.

                  Each Party hereto represents and warrants to the other Party that such Party has not engaged any broker, finder or agent in connection with the transactions contemplated by this Sale Agreement that will give rise to any unpaid Liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions, with respect to the transactions contemplated by this Sale Agreement for which MSI or Aether will be responsible. Each Party hereto agrees to indemnify, defend and hold harmless the other Party from and against any and all Claims asserted against such Party for any such fees or commissions by any persons purporting to act or to have acted for or on behalf of the Indemnifying Party.

9.3.     Expenses.

                  Subject to the indemnity provisions of Article 8, each Party hereto shall pay its own expenses incident to this Sale Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements. Each Party shall pay any Hart-Scott-Rodino filing fees payable in connection with any Hart-Scott-Rodino filing required to be made by such Party.

9.4.     Assignment.

                  Neither Party may assign this Sale Agreement or any rights and obligations hereunder, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Party. Notwithstanding the preceding sentence, Aether may assign this Sale Agreement to an entity under its control, without the prior consent of Sellers; and Motient or MSI may assign this Sale Agreement in connection with the transfer of MSI's satellite communications business as an entirety to Motient Satellite Ventures LLC ("MSV"), pursuant to the Asset Sale Agreement between MSV and MSI, dated as of June 29, 2000, without the prior consent of Aether. In no event shall the assignment by Motient, MSI or Aether of such Party's respective rights or obligations under this Sale Agreement, release such Party from such Party's respective liabilities and obligations hereunder. Any assignment contrary to the terms of this Section 9.4 shall be null and void and of no force and effect.

9.5.     Entire Agreement; Amendment.

                  This Sale Agreement, including the Disclosure Schedule, the Exhibits and other Documents referred to herein or furnished pursuant hereto, constitutes the entire Agreement among the Parties hereto with respect to the transactions contemplated hereby, and it supersedes all prior oral or written Agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Sale Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the Party against whom enforcement of the amendment, modification, or discharge is sought.

9.6.     Waiver.

                  No delay or failure on the part of any Party hereto in exercising any right, power or privilege under this Sale Agreement or under any other Documents furnished in connection with or pursuant to this Sale Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any Party hereto unless made in writing and signed by the Party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

9.7.     Severability.

                  If any part of any provision of this Sale Agreement or any other Agreement or document given pursuant to or in connection with this Sale Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Sale Agreement; unless such invalid or unenforceable provision(s) are an essential part of the agreed exchange.

9.8.     Governing Law.

                  This Sale Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its principles of conflicts of law that would give effect to the application of the law of another jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and of the United States of America, in each case having jurisdiction over the County of Fairfax, for any dispute arising out of or relating to this Sale Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Sale Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Sale Agreement or the transactions contemplated hereby in the courts of the Commonwealth of Virginia or the United States of America, in each case having jurisdiction over the County of Fairfax, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

9.9.     Notices.

                  All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any Party to any other Party pursuant to this Sale Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telecopy addressed as follows:

(i)      If to Aether, to:

                           Aether Systems, Inc.
                           11460 Cronridge Drive
                           Owings Mills, MD 21117
                           Attn:  Susan M. Golden, Esq.
                           Telecopy No.:    410-902-4720

                           with a copy to:

                           Wilmer, Cutler & Pickering
                           2445 M Street, N.W.
                           Washington, D.C. 20037
                           Attn:  Thomas W. White, Esq.
                           Telecopy No.:    202-663-6363

(ii)     If to MSI or Motient, to:

                           Motient Services Inc.
                           Motient Corporation
                           10802 Parkridge Boulevard
                           Reston, Virginia  20191-5416
                           Attn:  Randy S. Segal, Esq.
                           Telecopy No.:    703-758-6134

                           and

                           Hogan & Hartson L.L.P
                           8300 Greensboro Drive
                           Suite 1100
                           McLean, VA  22102
                           Attn:  Richard K.A. Becker, Esq.
                           Telecopy No.:    703-610-6200

Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed or telecopied in the manner described above shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

9.10.    Headings.

                  Section headings contained in this Sale Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Sale Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

9.11.    Interpretation; Absence of Presumption.

(a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Sale Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Sale Agreement, and Article, Section, paragraph, Exhibit and Schedule to the Disclosure Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedule to the Disclosure Schedule to this Sale Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Sale Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

(b) This Sale Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

9.12.    Execution in Counterparts.

                  To facilitate execution, this Sale Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each Party, or that the signatures of all persons required to bind any Party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each Party, or that the signatures of the persons required to bind any Party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single Agreement. It shall not be necessary in making proof of this Sale Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the Parties hereto.

9.13.    Limitation on Benefits.

                  The covenants, undertakings and agreements set forth in this Sale Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

9.14.    Binding Effect.

                  Subject to any provisions hereof restricting assignment, this Sale Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.



                  [remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the Parties hereto have duly executed this Sale Agreement, or have caused this Sale Agreement to be duly executed on their behalf, as of the day and year first above written.

                               AETHER SYSTEMS, INC.


                               By:    /s/ Brian W. Keane
                                      ----------------------------------
                               Name:  Brian W. Keane
                               Title: EVP


                               MOTIENT CORPORATION


                               By:    /s/ Walter V. Purnell, Jr.
                                      ---------------------------------
                               Name:  Walter V. Purnell, Jr.
                               Title: President & CEO


                               MOTIENT SERVICES INC.


                               By:    /s/ Walter V. Purnell, Jr.
                                      ---------------------------------
                               Name:  Walter V. Purnell, Jr.
                               Title: President & CEO